Exhibit 3.1

BCS/CD-515 (Rev. 11/11)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS BUREAU OF COMMERCIAL SERVICES
Date Received	(FOR BUREAU USE ONLY) This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name Chase L. Cantrell, c/o Dykema Gossett PLLC Address 400 Renaissance Center City State Zip Code Detroit Michigan 48243	EFFECTIVE DATE:

Document will be returned to the name and address you enter above.

If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

ITC HOLDINGS CORP.

(For use by Domestic Profit Corporations)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Certificate of Amendment:

1.	The present name of the corporation is ITC Holdings Corp.

2.	The identification number issued by the Bureau is 40595C.

3.	Section 1 of Article III of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE III

Section 1. Authorized Shares. The total authorized shares of the corporation consists of 310,000,000 shares, 300,000,000 of which shall be Common Stock, with no par value (the “Common Stock”) and 10,000,000 of which shall be Preferred Stock, with no par value (the “Preferred Stock”).

[SIGNATURE TO FOLLOW]

The foregoing amendment to the Articles of Incorporation proposed by the Board of Directors was duly adopted on the [—] day of [—], 2013, by the shareholders at a meeting in accordance with Section 611(3) of the Act.

Signed this [—] day of [—], 2013.

By:

Name:

Title:

2

Preparer’s name:	Chase L. Cantrell, Esq.
Business telephone number:	[—]